Exhibit 99.1

Ondas Holdings’ Announces Definitive Agreement to Acquire Ardenna to Offer Comprehensive Monitoring,
Inspection and Data Analysis Solutions to the Rail Industry

Ardenna’s Advanced Image Processing and Machine Learning Software Solution Enables American Robotics’ Scout System to Monitor and Analyze Rail Infrastructure, Providing Valuable Insights that Reduce Costs and Enhances Safety

WALTHAM, MA - March 21, 2022 - Ondas Holdings Inc. (Nasdaq:ONDS), a leading provider of private wireless data, drone and automated data solutions through its wholly-owned subsidiaries, Ondas Networks Inc. and American Robotics, Inc. (“American Robotics” or “AR”), today announced it has entered into a definitive agreement to acquire Ardenna, a leading provider of image processing and machine learning software solutions for rail infrastructure monitoring and inspections. With this acquisition, American Robotics’ best-in-class automated drone platform will leverage Ardenna’s Rail-Inspector advanced analytics software to accelerate growth within the rail industry. This acquisition is subject to customary closing conditions and is expected to close in the second quarter of 2022.

“American Robotics is thrilled to join forces with Ardenna, a leading provider of rail-focused machine learning and SaaS software,” said Reese Mozer, CEO and co-founder of American Robotics. “Together, we can offer the end-to-end data solution that the rail industry has been waiting for, enabling new efficiencies and increased safety.”

This strategic acquisition will equip American Robotics’ drone solution with the necessary offerings to enhance value to the rail industry and achieve commercial scalability in the sector. With the acquisition of Ardenna, American Robotics will begin to work with major rail industry companies, including Ardenna’s current customers which are amongst the largest freight railroad networks in North America.

“The pieces that are needed to create an industrial data solution for analyzing rail infrastructure are coming together,” added Eric Brock, Chairman and CEO of Ondas. “We believe the acquisition of Ardenna will provide the rail industry with a solution that combines drones, automation, communications, AI, and industry-specific expertise to significantly enhance operations and safety.”

Autonomous drones are shaping the future of railways - lowering cost and improving overall performance and safety. Whether they are used to inspect railway lines or other vital aspects of rail infrastructure, autonomous drones allow industry leaders to inspect railways more frequently, collecting the data needed to improve safety, decrease costs, and enhance performance. American Robotics and Ardenna will be combining forces to provide scalable ROI to the rail industry, digitizing physical assets and leveraging modern AI capabilities.

“American Robotics’ drone platform, combined with Ardenna’s state of the art technology, provides a comprehensive solution to properly deliver and scale analytics technology to rail customers,” explained David Gingras, President of Bihrle Applied Research, parent company of Ardenna. “Our team is excited that this technology, developed by Bihrle Applied Research, combined with American Robotics’ industry-leading autonomous drone solution, will provide value and increased safety to the rail industry.”

To learn more about American Robotics, click here. To learn more about Ardenna, click here.

About Ondas Holdings Inc.

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data and drone solutions through its wholly owned subsidiaries Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics” or “AR”). Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications. American Robotics designs, develops, and markets industrial drone solutions for rugged, real-world environments. AR’s Scout System™ is a highly automated, AI-powered drone system capable of continuous, remote operation and is marketed as a “drone-in-a-box” turnkey data solution service under a Robot-as-a-Service (RAAS) business model. The Scout System™ is the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site. Ondas Networks and American Robotics together provide users in rail, agriculture, utilities and critical infrastructure markets with improved connectivity and data collection capabilities.

For additional information on Ondas Networks and Ondas Holdings, visit www.ondas.com or follow Ondas Networks on Twitter and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on Twitter and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

About Ardenna

Ardenna Inc. is the leader in image processing and machine learning software that automatically generates results from industrial inspection imagery. Ardenna’s solution delivers objective and quantitative data, providing a comprehensive digital record of the infrastructure’s condition. Industrial companies benefit from both the rapid turn-around of inspection results and the monitoring of asset health over time enabling data-driven maintenance decisions that reduce costs and improve worker and operational safety. Ardenna Inc. is a wholly-owned subsidiary of Bihrle Applied Research Inc.

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Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements regarding the proposed acquisition, including the benefits of the acquisition and expect timing of the acquisition. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

Media Contact for Ondas Holdings Inc.
Derek Reisfield, President and CFO
Ondas Holdings Inc.
888.350.9994 x1019
ir@ondas.com

Media Contact for American Robotics

Payton St. Lawrence

BIGfish Communications for American Robotics

americanrobotics@bigfishpr.com

617-713-3800

Investor Relations Contact

Cody Cree and Matt Glover

Gateway Group, Inc.

949-574-3860

ONDS@gatewayir.com

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